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                                                                     EXHIBIT 4.1




                      STOCK AND WARRANT PURCHASE AGREEMENT

                                 BY AND BETWEEN

                             FLEMING COMPANIES, INC.

                                  AS ISSUER AND

                            U.S. TRANSPORTATION, LLC

                                   AS INVESTOR

                          DATED AS OF FEBRUARY 6, 2001




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                      STOCK AND WARRANT PURCHASE AGREEMENT

        THIS STOCK AND WARRANT PURCHASE AGREEMENT (the "Agreement") is made and entered into as of February 6, 2001, by and between Fleming Companies, Inc., an Oklahoma corporation (the "Company"), and U.S. Transportation, LLC, a Delaware limited liability company (the "Investor").

                                    RECITALS

        WHEREAS, the Board of Directors of the Company (the "Board") has authorized the sale and issuance of shares of common stock of the Company, $2.50 par value per share (the "Common Stock"), and a warrant to purchase additional shares of Common Stock to the Investor on the terms and conditions set forth herein.

        WHEREAS, the Company and the Investor agree that the Investor will purchase from the Company, and the Company will issue and sell to the Investor,
(a) a number of shares of Common Stock equal to U.S.$50,000,000 divided by the Per Share Price (as defined below), rounded up to the nearest whole share (the "Shares"), and (b) the Common Stock Purchase Warrant in the form attached hereto as Exhibit A (the "Warrant"), for an aggregate purchase price of U.S.$50,000,000, pursuant to this Agreement.

        WHEREAS, the Company and the Investor have agreed to enter into the Registration Rights Agreement, in the form attached hereto as Exhibit B (the "Registration Rights Agreement"), on the Closing Date (as defined below).

        NOW, THEREFORE, in consideration of the promises and representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

        1. Agreement to Sell and Purchase the Shares and Grant of Warrant. At the Closing (as defined below), the Company will issue and sell to the Investor, and the Investor will purchase from the Company, upon the terms and conditions hereinafter set forth, the Shares and the Warrant for the aggregate purchase price of U.S.$50,000,000 (the "Purchase Price"). For purposes of this Agreement,
(a) the "Per Share Price" shall be the lower of (i) $12.986 and (ii) the average of the Daily Market Price of a share of the Common Stock for the thirty (30) consecutive trading days on the New York Stock Exchange ("NYSE") immediately preceding the Closing Date, and (b) the "Daily Market Price" shall be the last sale price of a share of Common Stock, regular way, on the NYSE.

        2. Closing; Conditions; and Deliveries at the Closing.

                2.1 Closing. The completion of the purchase and sale of the Shares and the Warrant (the "Closing") shall occur on a date (the "Closing Date") not later than two (2) business days after satisfaction of all conditions to Closing hereunder (other than conditions to be satisfied at the Closing, but subject to those conditions) at the offices of Latham & Watkins, 505

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Montgomery Street, Suite 1900, San Francisco, California, or such other time and place agreed upon by the parties hereto.

                2.2 Conditions.

                        (a) Conditions to the Company's Obligations. The Company's obligation to issue and sell the Shares and the Warrant to the Investor shall be subject to the following conditions, any one or more of which may be waived in writing by the Company:

                                (i) The representations and warranties made by
the Investor herein shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and the Investor shall have performed in all material respect all obligations and agreements, and complied in all material respect with all covenants, contained herein, to be performed and complied with by the Investor on or prior to the Closing Date. The Company shall have received a certificate signed on behalf of the Investor by an officer or the managing member of the Investor, dated as of the date of the Closing Date, to such effect.

                                (ii) All governmental and regulatory approvals
and clearances necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect, including, without limitation, expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Acts of 1976, as amended (the "HSR Act"), and the Company shall be reasonably satisfied that the consummation of such transactions does not and will not contravene any applicable laws.

                                (iii) There shall be no litigation, proceeding
or other action seeking an injunction or other restraining order, damages or other relief from a governmental authority pending or threatened which, in the reasonable judgment of the Company, would materially adversely affect the consummation of the transactions contemplated by this Agreement on the terms contemplated hereby.

                        (b) Conditions to the Investor's Obligations. The Investor's obligation to purchase the Shares and the Warrant shall be subject to the following conditions, any one or more of which may be waived in writing by the Investor:

                                (i) The representations and warranties made by
the Company herein shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and the Company shall have performed in all material respect all obligations and agreements, and complied in all material respect with all covenants, contained herein (including, without limitation, in the Schedules hereto), to be performed and complied with by the Company on or prior to the Closing Date. The Investor shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company, dated as of the date of the Closing Date, to such effect.



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                                (ii) Since the date hereof, no change,
occurrence or development shall have occurred, been threatened or become known to the Investor that could reasonably be expected to have a material adverse effect on the business, operations, prospects, properties, earnings, assets, liabilities or condition (financial or other) of the Company and its subsidiaries, taken as a whole (other than any change, occurrence or development to the extent attributable to conditions generally affecting the industries in which the Company participates, the U.S. economy as a whole, or the equity capital markets generally) or on the ability of the Company to perform its obligations hereunder or under the Warrant or the Registration Rights Agreement ("Material Adverse Effect"). The Investor shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company, dated as of the date of the Closing Date, to such effect.

                                (iii) All governmental and regulatory approvals
and clearances and all third-party consents necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect, including, without limitation, expiration of the applicable waiting period under the HSR Act, and the Investor shall be reasonably satisfied that the consummation of such transactions does not and will not contravene any applicable law.

                                (iv) There shall be no litigation, proceeding or
other action seeking an injunction or other restraining order, damages or other relief from a governmental authority pending or threatened which, in the reasonable judgment of the Investor, would materially adversely affect the consummation of the transactions contemplated by this Agreement on the terms contemplated hereby.

                2.3 Closing Deliveries.

                        (a) Deliveries by the Company. At the Closing, the Company shall deliver to the Investor:

                                (i) One or more duly executed stock certificates
representing the number of Shares purchased, each such certificate to be registered in the name of the Investor or its nominee.

                                (ii) One or more duly executed certificates
representing the Warrant, each such certificate registered in the name of the Investor or its nominee.

                                (iii) The Registration Rights Agreement duly
executed and delivered by the Company.

                                (iv) A certificate, dated as of the Closing
Date, executed by an officer of the Company, attaching true and correct copies of the Restated Certificate of Incorporation and bylaws of the Company and the resolutions of the Board made in connection with this Agreement and the transactions contemplated hereby, and certifying as to the genuineness and authenticity of the signature, and the accuracy of the title, of each officer of the Company executing this Agreement or any document delivered at the Closing.



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                                (v) Such other certificates, instruments and
documents in furtherance of the transactions contemplated by this Agreement as the Investor may reasonably request.

                        (b) Deliveries by the Investor. At the Closing, the Investor shall deliver to the Company:

                                (i) A wire transfer of the Purchase Price (net
of any fees and expenses due to be reimbursed to the Investor under Section 7 hereof) in immediately available funds to a bank account designated by the Company at least two (2) business days prior to the Closing Date.

                                (ii) The Registration Rights Agreement duly
executed and delivered by the Investor.

                                (iii) Such other certificates, instruments and
documents in furtherance of the transactions contemplated by this Agreement as the Company may reasonably request.

        3. Representations, Warranties and Covenants of the Company. The Company hereby represents and warrants to the Investor, as follows:

                3.1 Organization. The Company is duly incorporated and validly existing in good standing under the laws of the jurisdiction of its organization. The Company has full power and authority to own, operate and occupy its properties and to conduct its business as presently conducted and is duly registered or qualified to do business and in good standing in each jurisdiction in which it owns or leases property or transacts business, except where the failure to be so qualified or be in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification.

                3.2 Subsidiaries.

                        (a) Schedule 3.2 sets forth a complete and correct list of each subsidiary of the Company, including the respective percentage of the fully diluted capital stock of each such subsidiary owned, directly or indirectly, by the Company. As used in this Agreement, the term "subsidiary" shall mean any person the majority of the equity ownership of which is owned, directly or indirectly, by the Company.

                        (b) Each corporate subsidiary of the Company is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and as proposed to be conducted. Each limited liability company subsidiary of the Company is duly formed, validly existing and in good standing under the laws



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of its jurisdiction of formation and has all requisite limited liability company power and authority to own its properties and assets and to conduct its business as now conducted and as proposed to be conducted. Each subsidiary of the Company is duly registered or qualified to do business and in good standing in each jurisdiction in which it owns or leases property or transacts business, except where the failure to be so qualified or be in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification.

                        (c) The outstanding shares of capital stock of each subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 3.2(c), all of the equity interests of each of the subsidiaries are owned of record and beneficially, directly or indirectly, by the Company, free and clear of any liens, encumbrance, claim, security interest or restriction whatsoever which could reasonably be expected to have a Material Adverse Effect ("Liens"), and there are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any issued or unissued shares of capital stock of such subsidiaries, which could reasonably be expected to have a Material Adverse Effect.

                3.3 Due Authorization. The Company has all requisite power and authority to execute, deliver and perform its obligations under the Agreement, the Warrant, and the Registration Rights Agreement (collectively, the "Documents"), and each Document has been duly authorized (except for such authorizations as may be required by the rules of the NYSE) and validly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally, except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except as rights to indemnification may be unenforceable as against public policy.

                3.4 Non-Contravention. The execution, delivery and performance of each of the Documents and the consummation of the transactions contemplated hereby and thereby does not and will not (A) conflict with or constitute a violation of, or default (with the passage of time or otherwise) under, (i) any material bond, debenture, note or other evidence of indebtedness, or under any material lease, contract, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which the Company or any subsidiary is a party or by which it or any of its subsidiaries or their respective properties are bound (provided that Investor does not acquire 20% or more of the issued and outstanding voting stock of the Company), (ii) the charter, by-laws or other organizational documents of the Company or any subsidiary, or (iii) any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority applicable to the Company or any subsidiary or their respective properties, or (B) result in the creation or imposition of any Liens upon any of the material properties or assets of the Company or any subsidiary, an acceleration of indebtedness, or obligate the Company or any of its subsidiaries to make any payment or to incur any additional obligation pursuant to any obligation, agreement or condition contained in any



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material bond, debenture, note or any other evidence of indebtedness or any material indenture, mortgage, deed of trust or any other agreement or instrument to which the Company or any subsidiary is a party or by which any of them is bound or to which any of the property or assets of the Company or any subsidiary is subject (provided that the Investor does not acquire 20% or more of the issued and outstanding voting stock of the Company), except for potential obligations under covenants relating to transactions with affiliates. No consent, approval, authorization or other order of, or registration, qualification or filing with, any regulatory body, administrative agency, or other governmental body in the United States is required for the execution, delivery and performance of the Agreement, the valid issuance and sale of the Shares and the Warrant to be sold pursuant to the Agreement, other than such as have been made or obtained, and other than approvals under the HSR Act.

                3.5 Capitalization. Immediately following the Closing, the authorized capital stock of the Company will consist solely of (a) 100,000,000 shares of Common Stock and (b) 2,000,000 shares of preferred stock of the Company (the "Preferred Stock"). Upon the effectiveness of the Closing, of the 100,000,000 shares of Common Stock authorized, (i) 43,457,507 shares of Common Stock are issued and outstanding, (ii) 4,415,725 shares are reserved for issuance pursuant to outstanding options and warrants (other than the Warrant) and existing employee benefit plans, and (iii) 1,835,871 shares were reserved for issuance under employee benefit plans; provided, however, that the foregoing share amounts do not include shares which may be issued upon exercise of employee stock options, currently outstanding warrants, and shares issuable under the Company's dividend reinvestment plan. Of the 2,000,000 shares of Preferred Stock authorized, no such shares are issued and outstanding. The Shares to be sold pursuant to the Agreement and to be issued on exercise of the Warrant have been duly authorized (and, in the case of the shares of Common Stock underlying the Warrant, duly reserved for issuance), and when issued and paid for in accordance with the terms of the Agreement and the Warrant, will be duly and validly issued, fully paid and nonassessable. The outstanding shares of capital stock of the Company have been duly and validly issued and are fully paid and nonassessable, and were not issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except as set forth on Schedule 3.5, there are no outstanding rights (including, without limitation, preemptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any unissued shares of capital stock or other equity interest in the Company, or any contract, commitment, agreement, understanding or arrangement of any kind to which the Company is a party and relating to the issuance or sale of any capital stock of the Company, any such convertible or exchangeable securities or any such rights, warrants or options. Without limiting the foregoing, except as contemplated by the Registration Rights Agreement, no preemptive right, co-sale right, registration right, right of first refusal or other similar right exists with respect to the issuance and sale of the Shares or the Warrant. There are no stockholders agreements, voting agreements or other similar agreements with respect to the Common Stock to which the Company is a party.

                3.6 Legal Proceedings. Except as set forth on Schedule 3.6, there is no legal or governmental proceeding pending to which the Company is a party or of which the business or property of the Company is subject which could reasonably be expected to have a Material Adverse Effect.



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                3.7 No Violations. Except as set forth on Schedule 3.7, neither the Company nor any subsidiary is in violation of its charter, bylaws, or other organizational document, or in violation of any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority applicable to the Company or any subsidiary, which violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or is in default (and there exists no condition which, with the passage of time or otherwise, would constitute a default) in any respect in the performance of any obligation in any indenture, mortgage, deed of trust or any other agreement or instrument to which the Company or any subsidiary is a party or by which the Company or any subsidiary is bound or by which the properties of the Company or any subsidiary are bound, which could reasonably be expected to have a Material Adverse Effect.

                3.8 Governmental Permits, Etc. Each of the Company and its subsidiaries has all necessary franchises, licenses, certificates and other authorizations from any foreign, federal, state or local government or governmental agency, department or body that are currently necessary for the operation of the business of the Company as currently conducted, except where the failure to currently possess could not reasonably be expected to have a Material Adverse Effect. The Company has all necessary franchises, licenses, certificates and other authorizations from any foreign, federal, state or local government or governmental agency, department, or body that are currently necessary for the operation of the business of the Company and its subsidiaries as currently conducted and as described in the Company's SEC Documents, except where the failure to currently possess could not reasonably be expected to have a Material Adverse Effect.

                3.9 Intellectual Property. (a) Each of the Company and its subsidiaries owns or possesses sufficient rights to use all material patents, patent rights, trademarks, copyrights, licenses, inventions, trade secrets, trade names and know-how (collectively, "Intellectual Property") described or referred to in the Company's SEC Documents as owned by it or that are necessary for the conduct of its business as now conducted or as proposed to be conducted as described in the Company's SEC Documents, except where the failure to currently own or possess could not reasonably be expected to have a Material Adverse Effect, (b) neither the Company nor any of its subsidiaries has received any notice of, or has any knowledge of, any infringement of asserted rights of a third party with respect to any Intellectual Property that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and (c) neither the Company nor any of its subsidiaries has received any notice of any infringement of rights of a third party with respect to any Intellectual Property that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

                3.10 Financial Statements. The financial statements of the Company and the related notes contained in the Company's SEC Documents present fairly, in accordance with generally accepted accounting principles, the financial position of the Company and its subsidiaries as of the dates indicated, and the results of its operations and cash flows for the periods therein specified. Such financial statements (including the related notes) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods therein specified, except as disclosed in the Company's SEC Documents. The Company has provided the Investor with preliminary unaudited financial



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statements of the Company for the year ended December 31, 2000, which financial statements present fairly in all material respects, in accordance with generally accepted accounting principles (but subject to non-material adjustments in the audit of such statements by the Company's outside auditors), the financial position of the Company and its subsidiaries as of such date, and the results of its operations and cash flows for the period therein specified.


                3.11 No Material Adverse Change. Since September 30, 2000, there has not been (i) any material adverse change in the business, operations, prospects, properties, earnings, assets, liabilities or condition (financial or other) of the Company and its subsidiaries, taken as a whole, nor has any material adverse event occurred to the Company or any of its subsidiaries, (ii) except as set forth on Schedule 3.11, any obligation, direct or contingent, that is material to the Company and its subsidiaries, taken as a whole, incurred by the Company, except obligations incurred in the ordinary course of business,
(iii) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company or any of its subsidiaries, other than regular quarterly cash dividends of $.02 per Share, or (iv) any loss or damage (whether or not insured) to the physical property of the Company or any of its subsidiaries which has been sustained which could reasonably be expected to have a Material Adverse Effect.

                3.12 Disclosure. Since January 1, 1998, the Company has filed all forms, reports and documents with the Securities and Exchange Commission (including all exhibits thereto) required under the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder (collectively, the "SEC Documents"), each of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act as in effect on the dates so filed. None of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                3.13 Compliance with Law. The operations of the Company and its subsidiaries have been conducted in accordance with all applicable laws, including, without limitation, all laws relating to consumer protection, currency exchange, employment (including, without limitation, equal opportunity and wage and hour), safety and health, architectural barriers to the handicapped, fire, zoning and building, occupation safety, pension, securities, and federal, state and local taxes, except for violations or failures so to comply, if any, that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any subsidiary has received notice of any violation of or noncompliance with any applicable laws, except for notices of violations or failures so to comply, if any, that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                3.14 Antitakeover Laws. The Board has approved the Documents and the transactions contemplated thereby, and such approval constitutes approval of the Investor's acquisition of the Shares and the Warrant and the other transactions contemplated hereby by the Board under the provisions of Section 1090.3 of the Oklahoma General Corporation Act (the



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"Oklahoma Act") such that there is no limitation on the Company engaging in any business combination (as defined in Section 1090.3) with the Investor following the acquisition thereof as a result of Section 1090.3. The Control Share Acquisition Act as set forth in Sections 1145 through 1155 of the Oklahoma Act is not applicable to the acquisition of the Shares and the Warrant. No other state takeover statute or similar statute or regulation applies to the Documents or the transactions contemplated thereby. No provision of the Restated Certificate of Incorporation (other than Articles 10 and 11 thereof) or bylaws (or in the case of subsidiaries, other governing documents) of the Company or any of its subsidiaries or the terms of any plan or agreement of the Company would (a) prohibit or restrict the issuance of the Shares and the Warrant, the exercise of the Warrant or the issuance of the shares of Common Stock pursuant thereto, (b) restrict the ability of the Investor to vote, or otherwise to exercise the rights of a stockholder with respect to, securities of the Company that may be acquired or controlled by the Investor pursuant to the Documents or the transactions contemplated thereby or (c) permit any stockholder to acquire securities of the Company, or any of its subsidiaries on a basis not available to the Investor in the event that the Investor were to acquire securities of the Company pursuant to the Documents or the transactions contemplated thereby.

                3.14 Private Offering. None of the Company, any of its subsidiaries, nor anyone acting on their behalf, has offered or sold or will offer or sell any securities, or has taken or will take any other action, which could reasonably be expected to subject the offer, issuance or sale of the Shares or the Warrant, as contemplated hereby, to the registration provisions of the Securities Act.

                3.16 Brokers. The Company and its subsidiaries and their agents and representatives have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees, agents' commissions, investment banking fees, or other similar payment in connection with this Agreement, except fees payable by the Company to Deutsche Bank Alex. Brown.

                3.17 Environmental. The Company and its subsidiaries have obtained all permits, licenses and other authorizations which are required in connection with the operations of their businesses under federal, state and local and foreign laws relating to pollution or protection of the environment, including, without limitation, laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land, or otherwise, relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes (collectively, "Environmental Laws"), except such violations or failures, if any, that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The businesses of the Company and its subsidiaries are in full compliance with all terms and conditions of the required permits, licenses and authorizations, and are also in full compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in these laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder, except such violations or failures, if any, that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries



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have received notice of any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance by their businesses with applicable Environmental Laws, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation under applicable Environmental Laws, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste, except with respect to such matters that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                3.18 Labor Matters. Except as set forth on Schedule 3.18, there are, and during the past two (2) years there have been, no unfair labor practice complaints, labor strikes, arbitrations, disputes, work slowdowns or work stoppages pending or, to the best of the Company's knowledge, threatened, between the Company or any of its subsidiaries, on the one hand, and any of their employees, current or former, on the other hand, which had, or could reasonably be expected to have, a Material Adverse Effect.

                3.19 ERISA. No events set forth in Section 4043(b) of ERISA (other than those events as to which the thirty (30)-day notice period is waived under PBGC regulations) has occurred during the five(5)-year period prior to the date on which this representation is made with respect to any Plan which had, or could reasonably be expected to have, a Material Adverse Effect. Each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. The Single Employer Plans maintained by the Company, its subsidiaries, or any Commonly Controlled Entity (based on those assumptions used to fund the Plans) are funded in accordance with Section 412 of the Code, and none of the Company, any of its subsidiaries, or any Common Controlled Entity reasonably anticipates that any such plans will be terminated and assets distributed due to such termination within the next three (3) years. None of the Company, any of its subsidiaries, or any Commonly Controlled Entity, has had, or reasonably anticipates that it will have within the next three (3) years, a complete or partial withdrawal from any Multiemployer Plan, which could reasonably be expected to have a Material Adverse Effect. The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of the Company, each of its subsidiaries, and each Commonly Controlled Entity for post retirement benefits (excluding benefits required by Section 4980B of the Code) to be provided to their current and former employees under plans which are welfare benefit plans (as defined in Section 3(a) of ERISA) does not, in the aggregate, exceed the value of the assets under all such plans. For purposes of this
Section 3.19, (a) "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder; (b) "Commonly Controlled Entity" means, as to any person, an entity, whether or not incorporated, which is under common control with such person within the meaning of Section 4001 of ERISA or is part of a group which includes such person and which is treated as a single employer under Section 414 of the Code; (c) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time; (d) "ERISA Affiliate" means, as to any person, each trade or business including such person, whether or not incorporated, which together with such person would be treated as a single employer under Section 4001(a)(14) of ERISA; (e) "Multiemployer Plan" means a "Multiemployer Plan" as defined in Section 4001(a)(3) of ERISA; (f) "PBGC" means the

Pension Benefits Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor thereto; (g) "Plan" means, as to any person, any plan (other than a Multiemployer Plan) subject to Title IV of ERISA maintained for employees of such person or any ERISA Affiliate of such person (and any such plan no longer maintained by such person or any of such person's ERISA Affiliates to which such person or any of such person's ERISA Affiliates has made or was required to make any contributions within any of the five (5) preceding years); and (g) "Single Employer Plan" means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

        4. Representations, Warranties and Covenants of the Investor.

                4.1 The Investor represents and warrants to the Company that:
(i) the Investor is an "accredited investor" as defined in Regulation D under the Securities Act, and the Investor is also knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to, investments in shares presenting an investment decision like that involved in the purchase of the Shares and the Warrant, including investments in securities issued by the Company and investments in comparable companies, and has requested, received, reviewed and considered all information it deemed relevant in making an informed decision to purchase the Shares and the Warrant; (ii) the Investor is acquiring the Shares and the Warrant for its own account for investment only and with no present intention of distributing any of such Shares and the Warrant or any arrangement or understanding with any other persons regarding the distribution of such Shares and the Warrant; and (iii) the managing member of the Investor is The Yucaipa Companies LLC, and Mr. Ronald W. Burkle is the managing member of The Yucaipa Companies LLC. The Investor understands that its acquisition of the Shares and the Warrant has not been registered under the Securities Act or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of the Investor's investment intent as expressed herein.

                4.2 The Investor hereby covenants with the Company not to make any sale of the Shares without complying with the provisions of this Agreement and the Securities Act, and the Investor acknowledges that the certificates evidencing the Shares will be imprinted with a legend that prohibits their transfer except in accordance therewith.

                4.3 The Investor further represents and warrants to, and covenants with, the Company that (i) the Investor has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and (ii) this Agreement constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except as rights to indemnification may be unenforceable as against public policy.

                4.4 Investor will not use any of the restricted Shares acquired pursuant to this Agreement to cover any short position in the Common Stock of the Company if doing so would be in violation of the applicable securities laws. Except for the Shares and the Warrant, the Investor does not beneficially own any equity securities of the Company.

                4.5 The Investor understands that nothing in the Company's SEC Documents, this Agreement or any other materials presented to the Investor in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares and the Warrants.

                4.6 The Investor understands that none of the Shares, the Warrant or the shares issuable upon the exercise of the Warrant (the "Securities") have been registered under the Securities Act, or under any state securities laws and unless so registered may not be transferred, sold, pledged, hypothecated or otherwise disposed of unless an exemption from such registration is available. In the event the Investor desires to transfer any of the Securities, the Investor must give the Company prior written notice of such proposed transfer including the name and address of the proposed transferee. To the extent that the Investor is transferring the Securities pursuant to an exemption from registration under the Securities Act, the Company may, in its sole discretion, require that the Investor deliver to the Company an opinion of counsel satisfactory to the Company stating that such transfer is made pursuant to such an exemption.

                Unless the Securities have been registered under the Securities Act or transferred pursuant to Rule 144, it is understood and agreed that any Securities shall bear any legend considered necessary or desirable by the Company to comply with the Securities Act or other applicable state securities laws, including substantially the following:

                "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE. THEY MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

        5. Standstill Agreement; Transfer Restrictions; Preemptive Rights.

                5.1 Definitions. For purposes of this Section 5, "Voting Stock" shall mean the Common Stock and any other security or securities the holders of which are entitled, other than as affected by events of default or the failure to pay dividends, to vote for the election of the members of the Board; "Beneficial Owner" shall have the meaning set forth in Rule 13d-3, as in effect on the date hereof, under the Exchange Act; "Group" shall have the meaning set forth in Rule 13d-5, as in effect on the date hereof, under the Exchange Act; "Person" shall have the meaning set forth in Section 2(2), as in effect on the date hereof, under the Securities Act; "Affiliate" or "Affiliates" shall have the meaning set forth in Rule 12b-2, as in effect on the date hereof, under the Exchange Act; "13D Group" shall mean any group of persons acquiring, holding, voting or disposing of Voting Stock which would be required under Section 13(d) of the

Exchange Act and the rules and regulations thereunder (as in effect on the date hereof) to file a statement on Schedule 13D with the Securities and Exchange Commission as a "person" within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned Voting Stock representing more than 5% of any class of Voting Stock then outstanding.

                5.2 Standstill Restrictions. Investor covenants and agrees that, for so long as the Investor owns at least 3,500,000 Shares (including Shares underlying the Warrant), subject to appropriate adjustment for stock splits, stock dividends, recapitalizations and similar transactions, from the date of this Agreement until the third anniversary of the date of this Agreement, without the prior written consent of the Company approved by a majority of the disinterested members of the Board, it and each of its Affiliates shall not, directly or indirectly, alone or through or with others:

                                (i) acquire, announce an intention to acquire,
offer to acquire, or enter into any agreement, arrangement or undertaking of any kind the purpose of which is to acquire, by purchase, exchange or otherwise, (A) any shares of Voting Stock, other than upon exercise of the Warrant, or (B) any other security convertible into, or any option, warrant or right to acquire, Voting Stock, in each case other than pursuant to Section 5.4 hereof;

                                (ii) solicit or propose to effect or negotiate
any merger, consolidation, other business combination, liquidation, sale of the Company or all or any substantial portion of the assets of the Company or any other change of control of the Company or similar extraordinary transaction;

                                (iii) solicit, initiate or participate in any
"solicitation" of "proxies" or become a "participant" in any "election contest" (as such terms are defined or used in Regulation 14A under the Exchange Act, disregarding clause (iv) of Rule 14a-1(1)(2) and including an exempt solicitation pursuant to Rule 14a-2(b)(1)); call, or in any way participate in a call for, any special meeting of shareholders of the Company (or take any action with respect to acting by written consent of the shareholders of the Company); request, or take any action to obtain or retain any lists of holders of any securities of the Company; or initiate or propose any shareholder proposal or participate in the making of, or solicit shareholders of the Company for the approval of, one or more shareholder proposals;

                                (iv) seek representation on the Board or a
change in the composition or size of the Board;

                                (v) deposit any shares of Voting Stock in a
voting trust or similar agreement;

                                (vi) act in concert with any other Person or
Group by becoming a member of a 13D Group;

                                (vii) take any action to form, join or in any
way participate in any partnership, limited partnership, limited liability company, syndicate or other Group with respect to the Voting Stock or otherwise act in concert with any Person for the purpose of circumventing the provisions or purposes of this Agreement;

                                (viii) otherwise act in concert with any Person,
to seek to control, direct or influence the management, Board (or any individual members thereof), stockholders or policies of the Company;

                                (ix) finance or offer to provide financing for
an attempt by any Person to engage in any of the activities or actions which, if taken by Investor, would be prohibited or restricted by the terms of this Agreement;

                                (x) make or in any way advance any request or
proposal to amend, modify or waive any provision of this Agreement; or

                                (xi) announce an intention to do, or solicit,
assist, prompt, induce or attempt to induce others to do, any of the actions restricted or prohibited under subparagraphs (i) through (x) above;

provided, however, that, notwithstanding the foregoing, in the event that there occurs (A) the acquisition by any Group (other than the Investor, its Affiliates or the Board) of 25% of any class of equity securities of the Company and such event has not been endorsed or supported by the Board within ten (10) business days of the occurrence of such event, (B) any person or Group (other than the Investor or its Affiliates) commences a solicitation of proxies seeking to remove a majority of the Board, or (C) any person or Group provides notice to the Board or publicly announces any intention to engage in any of the foregoing actions described in clauses (A) or (B), the Investor shall be permitted to make a confidential proposal to the disinterested members of the Board with respect to a transaction described in clause (i) or (ii) above; and provided, further, that notwithstanding the foregoing, this Section 5.2 shall not prohibit or otherwise limit any actions by any Affiliate of the Investor who is a member of the Board in connection with the exercise of his or her duties as a member of the Board.


                5.3 Transfer Restrictions. Until the third anniversary of the date of this Agreement, the Investor will not, and will cause each of its Affiliates not to, directly or indirectly, sell, transfer or otherwise dispose of (collectively, "Transfer") any Shares or all or any part of the Warrant; provided, however, that during the period commencing thirty (30) months after the date of this Agreement until such third anniversary, the Investor shall be permitted to make any such Transfer with the prior written consent of the Board of Directors of the Company, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, this Section 5.3 shall not apply to (i) Transfers made in compliance with the requirements of Rule 144 of the Securities Act, (ii) Transfers pursuant to or in accordance with the Registration Rights Agreement in a bona fide public offering, (iii) Transfers to one or more controlled Affiliates of the Investor who agree to be bound by the terms and conditions of this Agreement, or (iv) Transfers made in connection with swaps, exchanges, hedges or other similar agreements or arrangements designed to protect against fluctuations in the value of the equity securities of the Company.

                5.4 Preemptive Rights.

                                (i) The Investor shall have the right to
purchase its Pro Rata Amount of any New Securities that the Company may, from time to time, propose to sell and issue. In the event the Company proposes to issue any New Securities, it shall give the Investor written notice at least five (5) business days before such issuance, describing the type of New Securities, a good faith estimate of the price and number of shares (or principal amount) and its good faith estimate of the general terms upon which the Company proposes to issue the same. The Investor shall have five (5) business days from the date of receipt of any such notice to agree to purchase up to the amount of New Securities equal to its Pro Rata Amount of such New Securities by giving written notice to the Company, at its principal office or such other address as may be specified by the Company in its written notice to the Investor, of its intention to purchase such New Securities at the initial closing of the sale of New Securities and the number of such New Securities that it intends to purchase.

                                (ii) In the event the Investor fails to exercise
in full its right of participation within said five (5) business day period as set forth in clause (i) above, the Company shall have thirty (30) days thereafter to sell additional amounts of New Securities respecting which its option was not exercised, on substantially similar terms as those specified in the Company's notice. The Company shall not issue or sell any additional amounts of New Securities after the expiration of such thirty (30)-day period without first offering such securities to the Investor in the manner provided above.

                                (iii) For purposes of this Agreement, (i) "New
Securities" shall mean any shares of capital stock of the Company, whether or not now authorized, and securities of any type whatsoever that are, or may become, convertible into or exchangeable or exercisable for shares of capital stock, other than (A) securities issued pursuant to an offering registered under the Securities Act; (B) the Warrant (and Common Stock issuable upon exercise thereof); (C) securities issued pursuant to the Company's bona fide acquisition of another corporation by merger, combination, exchange offer, purchase of substantially all assets or other reorganization, which acquisition has been approved by the Board; (D) securities issued in connection with any stock split, stock dividend or recapitalization of the Company, and (E) securities issued pursuant to options and warrants in existence on the date hereof, securities issued upon exercise of employee stock options granted in the ordinary course of business, and securities issued pursuant to the Company's dividend reinvestment plan and employee stock purchase plan under Section 423 of the Internal Revenue Code, and (ii) "Pro Rata Amount" shall mean, at any time, with respect to the Investor, the ratio of (i) the number of shares of Common Stock held by the Investor (including shares of Common Stock underlying the Warrant at the date of determination) to (ii) the total number of shares of Common Stock issued and outstanding (on a fully-diluted basis).

        6. Hart-Scott-Rodino. Each party hereto shall (i) take promptly (but in no event later than February 16, 2001) all actions necessary to make the filings required by it or any of its Affiliates under any applicable antitrust laws in connection with this Agreement, the Warrant, and the transactions contemplated thereby, (ii) comply at the earliest practicable date with any formal or informal request for additional information or documentary material received by it or any of its Affiliates from any antitrust authority, and (iii) cooperate with one another in connection with any filing under applicable antitrust laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by any antitrust authority.

        7. Expense Reimbursement. Upon the Investor's request from time to time, the Company shall promptly pay or cause to be paid, whether or not any Closing occurs hereunder, all out-of-pocket fees and expenses incurred by the Investor and its Affiliates in connection with the transactions contemplated by this Agreement, the other Documents and all matters related thereto (including, without limitation, HSR Act filing fees, and fees and disbursements of counsel, investment bankers, accountants, and consultants), up to a maximum reimbursement of $600,000.

        8. Survival; Indemnification.

                8.1 All representations, warranties, covenants and agreements (except covenants and agreements which are expressly required to be performed and are performed on or before a Closing Date) contained in this Agreement shall be deemed made as of the Closing and shall survive the Closing for two (2) years, except that (i) with respect to claims asserted pursuant to this Section 8 before the expiration of the applicable representation or warranty, such claims shall survive until the date they are finally liquidated or otherwise resolved, (ii) Section 3.13 shall survive until the end of the applicable statute of limitations, and (iii) Section 3.5 and this Section 8 shall survive indefinitely. No right of indemnity against any claim of a third party shall arise from any representation, warranty or covenant of an Indemnifying Party herein contained, unless such third-party claim is filed or lodged against the Indemnified Party on or prior to the expiration of the applicable period of survival provided above, and all other conditions hereunder are satisfied. A claim shall be made or commenced hereunder by the Indemnified Party delivering to the Indemnifying Party a written notice specifying in reasonable detail the nature of the claim, the amount claimed (if known or reasonably estimable), and the factual basis for the claim.

                8.2 (a) The Company agrees to indemnify and hold harmless the Investor and its partners, Affiliates, officers, directors, employees and duly authorized agents and each of their Affiliates from and against all losses, claims, damages or liabilities resulting from any claim, lawsuit or other proceeding by any person to which any party indemnified under this clause may become subject which is related to or arises out of (i) the transactions contemplated by this Agreement and the other Documents, whether or not consummated, (ii) any breach of, or failure to perform any of the representations, warranties, covenants or agreements made in any of the Documents by the Company or (iii) any action or omission of the Company or any of its subsidiaries in connection with the transactions contemplated hereby or by the other Documents, and will reimburse the Investor and any other party indemnified under this clause for all reasonable out-of-pocket expenses (including reasonable counsel fees and disbursements) incurred by the Investor or any such other party indemnified under this clause.

                        (b) Notwithstanding the foregoing clause (a), the Company shall not be liable to any party otherwise entitled to indemnification pursuant thereto: (A) in respect of any loss, claim, damage, liability or expense to the extent the same is determined, in final judgment by a court having jurisdiction, to have resulted from the gross negligence or willful misconduct of such party or (B) for any settlement effected by such party without the written consent of the Company, which consent shall not be unreasonably withheld.

                8.3 If a person entitled to indemnity hereunder (an "Indemnified Party") asserts that any party hereto (the "Indemnifying Party") has become obligated to the Indemnified Party pursuant to Section 8.2, or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Indemnifying Party may become obligated to the Indemnified Party hereunder, the Indemnified Party agrees to notify the Indemnifying Party promptly and to cooperate with the Indemnifying Party, at the Indemnifying Party's expense, to the extent reasonably necessary for the resolution of such claim or in the defense of such suit, action or proceeding, including making available any information, documents and things in the possession of the Indemnified Party which are reasonably necessary therefor. Notwithstanding the foregoing notice requirement, the right to indemnification hereunder shall not be affected by any failure to give, or delay in giving, notice unless, and only to the extent that, the rights and remedies of the Indemnifying Party shall have been prejudiced as a result of such failure or delay.

                8.4 In fulfilling its obligations under this Section 8, after providing each Indemnified Party with a written acknowledgment of any liability under this Section 8 as between such Indemnified Party and the Indemnifying Party, the Indemnifying Party shall have the right to investigate, defend, settle or otherwise handle, with the aforesaid cooperation, any claim, suit, action or proceeding brought by a third party in such manner as the Indemnifying Party may in its sole discretion deem appropriate; provided, however, that (i) counsel retained by the Indemnifying Party is reasonably satisfactory to the Indemnified Party and (ii) the Indemnifying Party will not consent to any settlement imposing any material obligations on any other party hereto other than financial obligations for which such party will be indemnified hereunder, unless such party has consented in writing to such settlement. Notwithstanding the Indemnifying Party's election to assume the defense or investigation of such claim, action or proceeding, the Indemnified Party shall have the right to employ separate counsel at the expense of the Indemnifying Party and to direct the defense or investigation of such claim, action or proceeding if (A) in the written opinion of counsel to the Indemnified Party, use of counsel of the Indemnifying Party's choice could reasonably be expected to give rise to a conflict of interest, or (B) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the assertion of any such claim or institution of any such action or proceeding. In all other situations, the Indemnified Party shall have the right to participate in the defense or investigation of such claim, action or proceeding if the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the Indemnifying Party's expense or if the fees and expenses of counsel for the Indemnified Party shall be borne by the Indemnified Party.

                9.5 If for any reason (other than the gross negligence or willful misconduct referred to in Section 8.2(b) above) the foregoing indemnification by the Company is unavailable to any Indemnified Party or is insufficient to hold it harmless as and to the extent contemplated by Sections 8.2, 8.3, and 8.4 above, then the Company shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by the Company and its Affiliates, on the one hand, and the Investors and any other applicable Indemnified Party, as the case may be, on the other hand, as well as any other relevant equitable considerations.

        9. Termination. This Agreement may be terminated (a) by mutual agreement of the parties at any time prior to the Closing Date, or (b) if the Closing shall not have occurred on or prior to April 1, 2001, by either party hereto, unless the Closing has not occurred as a result of a breach of this Agreement by the person seeking to terminate. Termination pursuant to the foregoing clauses
(a) or (b) notwithstanding, (y) Sections 7 and 8 shall remain in effect, and (z) if this Agreement is terminated by the Company or the Investor because the Closing has not occurred on or prior to April 1, 2001, as a result of a failure of the Investor (in the case of a termination by the Company) or the Company (in the case of a termination by the Investor) to comply with its obligations under this Agreement, or as a result of the failure of the representations and warranties of the Investor (in the case of a termination by the Company) or of the Company (in the case of a termination by the Investor) to be true and correct in all material respects, then the terminating party's right to pursue all legal remedies arising as a result of such failure will survive such termination unimpaired.

        10. Access. Upon reasonable notice, the Company shall afford, and shall cause each of its subsidiaries to afford, to the Investor and its accountants, counsel and representatives full access during normal business hours throughout the period prior to the Closing Date to all the Company's and such subsidiaries' properties, books, contracts, commitments and records (including, without limitation, tax returns).

        11. Publicity; Listing.

                11.1 The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to the Company and the Investor. Thereafter, the Company and the Investor shall not issue any press release or make any public statement with respect to the transactions contemplated by this Agreement prior to consultation with and review by the other party of such release or statement, except as may be required by law, court process or by obligations pursuant to any listing agreement with a national securities exchange.

                11.2 On or prior to forty-five (45) days following the Closing Date, the Company shall cause the Shares and the shares of Common Stock underlying the Warrant to be approved for listing on the NYSE. The Company shall use its best efforts to maintain the listing and posting for trading of the Common Stock on the NYSE. In the event that exercise of the Warrant by Investor would require stockholder approval under the rules of the NYSE, the Company shall use its best efforts to promptly seek and obtain such approval. Pending such stockholder approval, the Warrant shall be exercisable only as to such number of Shares as could be issued without stockholder approval under the rules of the NYSE, as set forth in the Warrant.

        12. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed (A) if within domestic United States by nationally recognized overnight express courier, postage prepaid, or by facsimile, or (B) if delivered from outside the United States, by International Federal Express or facsimile, and shall be deemed given (i) if delivered by nationally recognized overnight carrier, one (1) business day after so mailed, (ii) if delivered by International Federal Express, two (2) business days after so mailed, and (iii) if delivered by facsimile, upon electric confirmation of receipt and shall be delivered as addressed as follows:

                        (a) if to the Company, to:

                                    Fleming Companies, Inc.
                                    1945 Lakepointe Drive
                                    Lewisville, TX  75057-6424
                                    Attn:  General Counsel
                                    Phone: (972) 906-8000
                                    Telecopy:  (972) 906-8665

                                    with a copy to:

                                    Latham & Watkins
                                    505 Montgomery Street, Suite 1900
                                    San Francisco, CA  94111
                                    Attn:  John M. Newell, Esq.
                                    Phone: (415) 391-0600
                                    Telecopy:  (415) 395-8095

                        (b) if to the Investor, to:

                                    U.S. Transportation, LLC
                                    c/o The Yucaipa Companies
                                    9130 West Sunset Boulevard
                                    Los Angeles, CA  90069
                                    Attn:  Erika Paulson
                                    Phone:  (310) 789-7200
                                    Telecopy:  (310) 228-2871

                                    with a copy to:

                                    Munger, Tolles & Olson LLP
                                    355 South Grand Avenue, Suite 3500
                                    Los Angeles, CA  90071
                                    Attn:  Kevin S. Masuda, Esq.
                                    Phone: (213) 683-9100
                                    Telecopy:  (213) 687-3702

        13. Changes. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Investor.

        14. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

        15. Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by either the Company or the Investor without the prior written consent of the other party hereto; provided, that, the Investor may assign or delegate its rights, duties and obligations hereunder to any of its Affiliates or to such other person as may be reasonably satisfactory to the Company. Except as provided in the preceding sentence, any assignment or delegation of rights, duties or obligations hereunder made without the prior written consent of the other party hereto shall be void and of no effect. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Sections 8 and 15.

        16. Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

        17. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without giving effect to the principles of conflicts of law.

        18. Counterparts; Integration. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties. This Agreement, the other Documents, and the documents, schedules and exhibits described herein or attached or delivered pursuant hereto collectively constitute the sole and only agreement between the parties hereto and their Affiliates with respect to the subject matter hereof. Any agreements, representations or documentation respecting the transactions contemplated by this Agreement, including without limitation, any correspondence, discussions or course of dealing (including, without limitation, the letter agreement between The Yucaipa Companies, LLC and the Company, dated February 2, 2001, but excluding the confidentiality letter agreement dated November 28, 2000 between The Yucaipa Companies and the Company), which are not expressly set forth in this Agreement, the other Documents, or the documents, schedules and exhibits described herein or attached or delivered pursuant hereto are null and void.

                IN WITNESS WHEREOF, the parties have executed this Stock and Warrant Purchase Agreement as of the date first written above.


Company:                               FLEMING COMPANIES, INC.,
                                       An Oklahoma corporation


                                       By:   /s/  Mark S. Hansen
                                           -------------------------------------

                                       Its: Chairman and Chief Executive Officer
                                           -------------------------------------



Investor:                              U.S. TRANSPORTATION, LLC
                                       A Delaware Limited Liability Company


                                       By: The Yucaipa Companies, LLC,
                                           Its Managing Member


                                       By:   /s/  Ronald W. Burkle
                                           -------------------------------------
                                           Ronald W. Burkle
                                           Its Managing Member



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